QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.28

        COMMERCIAL LEASE CONTRACT dated January 2, 2001

By this private deed the Lessor CRINOS Industria Farmacobiologica S.p.A.

        Inland Revenue Code / VAT no. 01192270138

rents to the Lessee PHARMA RESEARCH S.p.A.

        Inland Revenue Code / VAT no. 02098100130

domiciled at the premises forming the subject of the lease, the building in Villa Guardia (COMO) Piazza XX Settembre, 2 under the following terms and conditions:

1.
The lease shall have a period of validity of TWO YEARS commencing as of January 2, 2001. The Lessee is/is not entitled to withdraw in advance in accordance with art. 27, 7th paragraph of law 392/1978.

2.
The price of the lease is established as Lire 161,800,000 + VAT per year to be paid in advanced yearly instalments of Lire 161,800,000 + VAT each to CRINOS Industria Farmacobiologica S.p.A.

3.
In accordance with art. 32 of Law 392/1978, the parties hereby agree that the rent shall be revised yearly, at the request of the Lessor, to the extent of 75% of the fluctuations, ascertained by ISTAT, in the consumer price index for families of blue-collar and white-collar workers.

4.
The Lessee may not in any way whatsoever delay payment of the rent and the additional charges beyond the dates established by the provisions in force and may not enforce any actions or objections until after having effected the payment of the overdue instalments.

5.
The premises are granted exclusively for use as laboratories and offices with prohibition of sublease and transfer, even partial, and prohibition of alteration of the intended purpose. To all intents and purposes of that contemplated in arts. 34, 35, 37 and subsequent articles of L. 392/1978, the Lessee hereby declares that the building shall be used for activities which involve/do not involve direct contacts with the public.

6.
To all intents and purposes of that contemplated in art. 27, 8th paragraph, of L. 293/1978, it is hereby declared that grounds for withdrawal may/may not be the refusal of the authorisations or permits requested by the laws in force for the purposes of carrying out the Lessee's activities.

7.
The Lessor hereby declares that the building complies with the building and town-planning regulations, in that the latter has obtained building permits and certification of its fitness for habitation.

8.
The Lessee hereby declares to have been informed that during the period prior to the lease in progress the building was/was not used for habitation.

9.
The Lessee hereby declares to have examined the rented premises and to have found them suitable for his/her purposes, in a good state of repair and free from any defects liable to affect the health of those carrying out activities therein, and undertakes to return them upon expiry of the contract in the same conditions. All and any additions which cannot be removed at any time without damaging the premises and all and any other innovations may not be made by the Lessee, without the prior written consent of the owner. Any minor maintenance repairs, and explicitly those to be made to the water, gas, electricity and plumbing systems, to the locks and keys, to the door and window hinges, to the surfaces of the walls and ceilings and door and window frames, to the floor and wall tiles remain at the expense of the Lessee. Should the Lessee fail to effect such repairs, the Lessor shall do so, withdrawing the relevant expense from the guarantee deposit.

10.
The Lessee explicitly exonerates the Lessor from all and any liability for any direct or indirect damages which he/she may incur due to acts or omissions of other tenants of the building or of third parties even wherever made possible or facilitated by the absence or carelessness of the porter.

11.
The Lessee hereby undertakes to comply with and to ensure that his/her relatives and employees comply with the internal regulations of the building and declares that he/she is aware of and accepts the rules of good neighbourliness and correct civil living.

12.
The Lessor is exonerated from all and any liability in the event of interruption of the utilities due causes beyond his/her control.

13.
For charging the cost of heating, account shall be taken of....

14.
The Lessor may inspect or have the rented premises inspected at any time.

15.
Failure on the part of the Lessee to fulfil any one of the agreements contained in this contract shall give rise, ipso jure, to its cancellation.

16.
Any amount deposited by the Lessee as guarantee for damages and set aside as security in accordance with the laws in force, shall be returned after the regular re-consignment of the premises and may never be appropriated on account of rent. At the request of either one of the parties, the deposit may/may not be increased or decreased in proportion to changes in the rent and must be restored in the event of its use.

17.
The stamp duty for the contract and the quittances, the registration dues to the extent established by the laws in force, the cost of heating and the expenses for .......... which are indicated as amounting to L./€*..............., barring adjustment, are at the expense of the Lessee.

18.
The clauses referred to herein are valid and effective between the parties unless repealed or amended by the special laws on the subject of leasing, in so far as they are applicable.

19.
The registration of the contract shall be effected by the Lessor.

Attachment: Blueprint of the premises granted on lease

The Lessor	The Lessee
CRINOS S.p.A.	PHARMA RESEARCH S.p.A.
THE CHAIRWOMAN	THE SOLE ADMINISTRATOR
/s/ Olimpia Ceriani	/s/ Laura Iris Ferro
Mrs. Olimpia Ceriani	Dr. Laura Iris Ferro

We hereby accept the contract and explicitly articles 1, 2, 3, 10, 12, 15, 16, 17 and 19.

The Lessor	The Lessee
CRINOS S.p.A.	PHARMA RESEARCH S.p.A.
THE CHAIRWOMAN	THE SOLE ADMINISTRATOR
/s/ Olimpia Ceriani	/s/ Laura Iris Ferro
Mrs. Olimpia Ceriani	Dr. Laura Iris Ferro

The original of this deed registered in Como

on 16/1/02 under no. 314    S. 3rd

Exacted € 59,40

THE DIRECTOR
 Dr. Anna Dipace

(Left-hand margin):

Registered in ............... on ................

Under no. ................ Vol. ................ Sheet ........ Register of Private Deeds.

        Exacted L./€* .........................

THE ATTORNEY

(Right-hand margin):

Notified to the Local Authorities on .......... by ...........

* Delete wherever not applicable.

QuickLinks

  Exhibit 10.28